Exhibit 99.1

Educate, Inc. Announces Strong Second Quarter Results and

Raises Full Year Financial Guidance

BALTIMORE, July 28 /PRNewswire-FirstCall/ — Educate, Inc. (NASDAQ: EEEE), a pre-K through 12 education services company delivering industry leading tutoring as well as high quality supplemental education programs to families and schools, today reported financial results for the six and three-month periods ended June 30, 2005.

Financial Highlights For The Six-Month Period Ended June 30, 2005 (excluding other financing costs):

•	Revenues increased 19% to $201.3 million.

•	Learning Center same territory revenue growth was 5% during the period.

•	Operating income, as adjusted, increased 21% to $33.2 million (an increase of 73% after including certain non-cash stock compensation expenses incurred in 2004).

•	Operating margins, as adjusted, increased from 16.2% to 16.5%.

•	EPS from continuing operations, as adjusted, were $0.42, an increase of 17% from $0.36 in 2004 (or $0.40 per share, an increase of 186% over the $0.14 per share in 2004, including certain non-cash stock compensation and other financing costs). See Tables 1 and 2 for a reconciliation of EPS, operating income and operating margins, each as adjusted.

Financial Highlights For The Quarter Ended June 30, 2005 (excluding other financing costs):

•	Revenues increased 18% to $103.1 million.

•	Learning Center same territory revenue growth was 5% during the second quarter.

•	Operating income, as adjusted, increased 18% to $19.5 million (an increase of 139% including certain non-cash stock compensation expense in 2004).

•	Operating margins, as adjusted, remained constant at 18.9%.

•	EPS from continuing operations, as adjusted, were $0.25 as compared to $0.22 for the second quarter of 2004. Including other financing costs in both periods and certain non-cash stock compensation in 2004, EPS from continuing operations were $0.23 as compared to $0.01 in the second quarter of 2004.

“We are pleased to report strong financial results and continued success in our strategy of expanding revenues through addressing consumer needs with more convenient access to our services and programs” stated Chris Hoehn-Saric, Educate, Inc. Chairman and Chief Executive Officer. “Along with continued growth in the current period and raising full year 2005 guidance, we are excited by the fact that we have already delivered over two thirds of our expected full year net income and have funded investments in the Sylvan Online integration, the launch of Catapult Online and the acquisition of strategic Learning Center territories that will position us extremely well for growth in 2006 and beyond.”

Business Overview:

Six-Month Results

Revenues for the six-month period increased 19% over the same period in 2004 to $201.3 million driven primarily by growth in the consumer (Learning Center) business segment. Operating income for the six-month period increased 21% to $33.2 million as compared to the as adjusted first half of 2004. Operating income, as adjusted, excludes certain non-cash stock compensation in 2004. The Company believes this non-GAAP financial measure allows for a better comparison of operating results because the 2005 period had no similar expenses. See Table 1 for a reconciliation of income from continuing operations, as reported to operating income, as adjusted. This six-month period represents an important season for the Educate business as it is the peak period for marketing and enrollments in the consumer business and it is also the primary period of delivery of services to the school market.

Growth in revenues and operating income was primarily driven by the expansion of the Learning Center network by 41 territories over the past year, same territory revenue growth of 5%, acquisition and integration of Hooked on Phonics in the consumer business, expansion of No Child Left Behind (NCLB) services and investment of free cash flows generated by the business into the acquisition of 56 franchise territories over the past year.

Quarterly Results

Revenues for the second quarter were $103.1 million, an increase of 18% over the same period in 2004. Operating income was $19.5 million, an increase of 18% over the operating income, as adjusted, for the three months ended June 30, 2004. Consistent with the six-month results, these increases were driven by growth in the consumer (Learning Center) business segment.

Learning Center segment revenues were $66.7 million for the quarter, up 34% from the second quarter of 2004. The Company’s strategy of growing average revenue per territory by partnering with franchisees to apply best operating practices and the strategic acquisition of franchise territories drove performance during the quarter. Same territory revenue growth was 5% in the second quarter of 2005. Additionally, 15 new franchise territories were opened throughout the network during the quarter. The Company also acquired 16 franchise territories during the second quarter of 2005. However, since nine of the territory acquisitions occurred in the latter half of June the revenue impact was limited for the period. Improved customer convenience is a focus of management addressed through opening additional locations within existing territories and the integration of Sylvan Online into the Learning Center network. As of the close of the quarter, Sylvan Online was being offered by more than one third of the network territories. The Company was also successful in growing the revenues from its Hooked on Phonics education programs in the period by expanding the number of retailers purchasing the programs. Learning Center operating profit for the quarter was $19.2 million, a 29% increase over the same period in 2004. Operating profit growth was driven by revenue growth partially mitigated by a 1% operating margin decrease due to the shift in the network mix of franchise and company-owned territories.

Catapult Learning segment revenues were $36.4 million during the quarter, a 3% decrease compared with the same period in 2004. Segment revenues reflected NCLB growth offset by certain non-recurring 2004 summer school services and a shortage of available therapists to staff special needs services in the current quarter. NCLB revenue growth of 16% for the quarter was limited by the earlier start of service delivery in the current school year. On a full school year basis, NCLB revenues for school year 2004/2005 of $33.8 million were 37% greater than $24.6 million in revenues for the prior school year. The quarter also bore the costs of the expanded Catapult Online pilot program which delivers NCLB instruction in the convenience of each student’s home. Catapult operating profit for the quarter was negatively impacted by the earlier start of NCLB programs in the school year, the expenses of completing a greater number of programs at the end of the school year and expenses incurred to operate the NCLB online pilot.

Corporate expenses increased 9% to $3.7 million during the second quarter of 2005 as compared to the same period in 2004. Non-operating expenses before other financing costs, primarily interest, were $1.9 million for the quarter, a 27% decrease from the second quarter of 2004. The decline in interest expense was primarily due to lower levels of debt and lower borrowing costs during the period as compared to the same period in 2004. During the second quarter of 2005, the Company refinanced its term loan facility and wrote-off unamortized financing costs of $1.5 million ($0.9 million net of the related tax benefit) incurred in connection with previous financing agreements, which is included in other financing costs.

Third Quarter and Full-Year 2005 Outlook:

The Company’s current expectations for the third quarter and fiscal year 2005 are as follows:

•	The Company anticipates total revenues to be between $78 and $82 million for the third quarter and between $365 and $375 million for the full year.

•	Operating income, as adjusted, is expected to be between $9 and $10 million for the third quarter and between $49 and $51 million for the full year.

•	Diluted earnings per share, as adjusted, is expected to be between $0.10 and $0.12 per share for the third quarter and full year expectations have increased to between $0.59 and $0.61 per share.

Learning Center Outlook:

•	Total revenues are expected to be between $68 and $70 million for the third quarter and between $247 and $253 million for the full year 2005.

•	Revenue growth is expected to result from the combination of same territory revenue growth (currently projected at 5% to 6% for the full year 2005), opening additional territories and acquisition of territories from franchisees. During the second half of the year, the Company expects to add 15 to 20 new territories in the system and acquire 5 to 10 territories from franchisees.

•	Operating margins for the third quarter are expected to be between 25% and 26% and full year margins are expected to be between 23% and 24%. These expected margins include Sylvan Online and Hooked on Phonics results as well as the effect of acquiring additional territories from franchisees. Since the operating income from the acquired territories is similar to the royalty income from franchisees in the year of acquisition, but the revenue increases substantially, Sylvan Learning Center margins decline by approximately 1% for every 15 territories acquired.

Catapult Learning Outlook:

•	Total revenues are expected to be between $10 and $12 million for the third quarter of 2005 and between $118 and $122 million for the full year 2005.

•	Operating margins are projected to be a loss of between (35%) and (45%) for the third quarter when school is out of session, and between 6% and 7% for the full year 2005.

Corporate Services Outlook:

•	Corporate expenses are expected to be approximately $4.0 million for the third quarter and between $16.5 and $17.0 million for the full year 2005.

•	Non-operating expenses before other financing costs, primarily interest, are expected to be approximately $2 million for the third quarter of 2005 and between $7.0 and $7.5 million for the full year.

•	The Company’s effective income tax rate is expected to be 38%. This rate is subject to change based on the ultimate source of the Company’s revenue and income; however, the 2005 cash tax rates are expected to be less than 20%, primarily as a result of goodwill amortization deductions reported in income tax returns.

•	Fully diluted shares outstanding are expected to be in the 44.1 to 44.2 million range for 2005.

Educate management will host a conference call to review these results at 10:00 AM (EST) today, July 28, 2005. Interested parties may listen to the webcast by accessing www.educate-inc.com and clicking on Investor Relations on the Internet or by dialing 1-800-818-5264 (International 1-913-981-4910) access code 3654292. The call will also be available through replay on the Educate website through August 4, 2005.

About Educate, Inc.

Educate, Inc. (NASDAQ: EEEE) is a leading pre-K-12 education services company delivering education services and products to students and their families. It has a portfolio of highly acclaimed brands including Sylvan Learning Centers, North America’s largest and most trusted network of tutoring centers, providing supplemental, remedial and enrichment instruction; Hooked on Phonics, delivering highly regarded early reading, math and study skills programs; and Catapult Learning, a leading provider of educational services to public and non-public schools. More information on Educate, Inc. can be found at www.educate-inc.com.

Forward-looking Statements

This release includes information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, the Company’s actual results could differ materially from those described in the forward-looking statements. The following factors might cause such a difference: the development and expansion of the Sylvan Learning Center franchise system; changes in the relationships among Sylvan Learning Center and its franchisees; the Company’s ability to effectively manage business growth; increased competition from other educational service providers; changes in laws and government policies and programs; changes in the acceptance of the Company’s services by institutional customers and consumers; changes in customer relationships; the seasonality of operating results; global economic conditions, including interest and currency rate fluctuations, and inflation rates. Additional information regarding these and other risk factors and uncertainties are set forth from time to time in the Company’s filings with the Securities and Exchange Commission, available for viewing on the Company’s website www.educate-inc.com. (To access this information on the Company’s website, click on “Investor Relations” and then “SEC Filings”.) All forward-looking statements are based on information available to the Company on the date of this Release. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Tim Lordan

Educate, Inc.

410/843-8000

Educate Inc. & Subsidiaries

Consolidated Detailed Statements of Income

Three and Six Months Ended June 30, 2005

(Dollar amounts in thousands, except per share data)	Three Months Ended June 30,				Six Months Ended June 30,
	2005	2004	$ Variance	% Variance	2005	2004	$ Variance	% Variance
Revenues
Franchise Services	$13,891	$12,716	$1,175	9%	$26,828	$24,445	$2,383	10%
Company-Owned centers	44,603	29,845	14,758	49%	80,298	54,588	25,710	47%
European	8,167	7,353	814	11%	16,342	14,268	2,074	15%

Total Learning Center	66,661	49,914	16,747	34%	123,468	93,301	30,167	32%

School Services	25,193	27,673	(2,480)	-9%	50,237	54,777	(4,540)	-8%
NCLB	11,197	9,665	1,532	16%	27,601	21,368	6,233	29%

Total Catapult	36,390	37,338	(948)	-3%	77,838	76,145	1,693	2%

Total Revenues	103,051	87,252	15,799	18%	201,306	169,446	31,860	19%

Expenses
Learning Centers	47,486	35,066	12,420	35%	93,146	68,988	24,158	35%
Catapult	32,441	32,347	94	0%	67,217	65,713	1,504	2%

Total Segment Operating Costs	79,927	67,413	12,514	19%	160,363	134,701	25,662	19%

Corporate Expenses	3,526	3,298	228	7%	7,426	7,166	260	4%
Non-Cash stock compensation expense	148	8,401	(8,253)	-98%	297	8,401	(8,104)	-96%

Operating Income	19,450	8,140	11,310	139%	33,220	19,178	14,042	73%

Non-Operating Items
Interest expense, net	(1,853)	(2,533)	680	27%	(3,651)	(5,736)	2,085	36%
Foreign exchange gains (losses)	2	(6)	8	133%	116	(10)	126	>200%
Other financing costs	(1,506)	(4,842)	3,336	69%	(1,506)	(4,842)	3,336	69%

Total Non-Operating	(3,357)	(7,381)	4,024	55%	(5,041)	(10,588)	5,547	52%

Income Before Income Taxes	16,093	759	15,334	>200%	28,179	8,590	19,589	>200%
Income Tax Expense	(6,115)	(288)	(5,827)	<-200%	(10,708)	(3,264)	(7,444)	<-200%

Income From Continuing Operations	9,978	471	9,507	>200%	17,471	5,326	12,145	>200%

Loss from discontinued operations, net of tax	—	(958)	958	100%	—	(1,721)	1,721	100%

Net Income (Loss)	$9,978	$(487)	$10,465	>200%	$17,471	3,605	$13,866	>200%

Weighted Average Shares - Diluted (1)	44,010	38,608	5,402	14%	44,016	37,972	6,044	16%

Diluted Earnings (loss) Per Share (1)	$0.23	$(0.01)	$0.24	>200%	$0.40	$0.09	$0.31	>200%
Diluted Earnings Per Share From Continuing Operations (1)	$0.23	$0.01	$0.22	>200%	$0.40	$0.14	$0.26	186%
Diluted Earnings Per Share From Continuing Operations, as adjusted (1),(2)	$0.25	$0.22	$0.03	14%	$0.42	$0.36	$0.06	17%

Segment Operating Margin
Learning Center	29%	30%	-1%		25%	26%	-1%
Catapult Learning	11%	13%	-2%		14%	14%	0%

(1)	All share and per share amounts have been adjusted to give retroactive effect to a 1.00 for 1.25 reverse stock split effected on September 20, 2004.
(2)	Diluted earnings per share from continuing operations, as adjusted exclude the net of tax effect of non-recurring non-cash stock compensation expense and other financing costs for the three and six month periods ended June 30, 2004 and 2005. Management believes this non-GAAP financial measure allows for a better comparison of earnings per share (EPS) for the periods presented. See table 2 for reconciliation of income from continuing operations, as reported to income from continuing operations, as adjusted and the diluted per share amounts.

	Three Months Ended June 30, 2005	Three Months Ended June 30, 2004	Six Months Ended June 30, 2005	Six Months Ended June 30, 2004
Business Metrics

Learning Center Same Territory Revenue Growth (3)	5%	5%	5%	4%

	June 30, 2005	December 31, 2004	June 30, 2004
Number of Territories
Franchise	735	738	750
Company-owned	144	111	88

Total	879	849	838

	June 30, 2005	December 31, 2004	June 30, 2004
Number of Sylvan Learning Centers
Franchise	889	896	898
Company-owned	214	163	141

Total	1,103	1,059	1,039

	June 30, 2005	December 31, 2004
Balance Sheet Data:
Cash and cash equivalents	$14,681	$14,592
Working capital	11,551	10,802
Total assets	437,511	381,382
Total long term debt	140,942	120,411

(3)	“Same Territory” amounts, include the results of territories for the identical months for each period presented in the comparison, commencing with the 13th full month the territory has been operating. Same territory growth is presented as the aggregate Educate revenue growth for franchise and company-owned territories, during the period. A territory reflects the geographically specified area where an operator controls rights to provision of services under the Sylvan franchise agreement.

Consolidated Summarized Statements of Income

	Three Months Ended June 30,				Six Months Ended June 30,
(Dollar amounts in thousands)	2005	2004	$ Variance	% Variance	2005	2004	$ Variance	% Variance
Revenues
Company-Owned Centers	$51,443	$36,096	$15,347	43%	$93,903	$66,649	$27,254	41%
Franchise Services	15,218	13,818	1,400	10%	29,565	26,652	2,913	11%

Total Learning Center	66,661	49,914	16,747	34%	123,468	93,301	30,167	32%

Total Catapult Learning	36,390	37,338	(948)	-3%	77,838	76,145	1,693	2%

Total Revenues	103,051	87,252	15,799	18%	201,306	169,446	31,860	19%

Expenses
Instructional and franchise operations costs	70,006	59,305	10,701	18%	140,395	118,234	22,161	19%
Marketing and Advertising	8,369	6,642	1,727	26%	16,742	13,606	3,136	23%
Depreciation and amortization	1,954	1,858	96	5%	4,036	3,644	392	11%
General and Administrative expenses	3,124	2,906	218	8%	6,616	6,383	233	4%
Non-cash stock compensation expense	148	8,401	(8,253)	-98%	297	8,401	(8,104)	-96%

Total costs and expenses	83,601	79,112	4,489	6%	168,086	150,268	17,818	12%

Operating Income	19,450	8,140	11,310	139%	33,220	19,178	14,042	73%

Total Non-Operating	(3,357)	(7,381)	4,024	55%	(5,041)	(10,588)	5,547	52%

Income Before Income Taxes	16,093	759	15,334	>200%	28,179	8,590	19,589	>200%
Income Tax Expense	(6,115)	(288)	(5,827)	<-200%	(10,708)	(3,264)	(7,444)	<-200%

Income from Continuing Operations	9,978	471	9,507	>200%	17,471	5,326	12,145	>200%

Loss from discontinued operations, net of tax	—	(958)	958	100%	—	(1,721)	1,721	100%

Net Income (Loss)	$9,978	$(487)	$10,465	>200%	$17,471	$3,605	$13,866	>200%

Table 1

	Three Months Ended June 30,				Six Months Ended June 30,
(Dollar amounts in thousands)	2005	2004	$ Variance	% Variance	2005	2004	$ Variance	% Variance
Income from Continuing Operations, as reported	$9,978	$471	$9,507	>200%	$17,471	$5,326	$12,145	>200%
Add: Income tax expense	6,115	288	5,827	>200%	10,708	3,264	7,444	>200%
Add: total non-operating expense	3,357	7,381	(4,024)	-55%	5,041	10,588	(5,547)	-52%

Operating Income, as reported	19,450	8,140	11,310	139%	33,220	19,178	14,042	73%
Add: Non-cash stock compensation expense(non-recurring)(4)	—	8,314	(8,314)	-100%	—	8,314	(8,314)	-100%

Operating Income, as adjusted	$19,450	$16,454	$2,996	18%	$33,220	$27,492	$5,728	21%

Table 2

	Three Months Ended June 30,				Six Months Ended June 30,
(Dollar amounts in thousands, except per share data)	2005	2004	$ Variance	% Variance	2005	2004	$ Variance	% Variance
Income from Continuing Operations, as reported	$9,978	$471	$9,507	>200%	$17,471	$5,326	$12,145	>200%
Add: Other financing costs	1,506	4,842	(3,336)	-69%	1,506	4,842	(3,336)	-69%
Add: Non-cash stock compensation expense(non-recurring)(4)	—	8,314	(8,314)	-100%	—	8,314	(8,314)	-100%
Tax impact of items added back above	(572)	(4,999)	4,427	89%	(572)	(4,999)	4,427	89%

Income from Continuing Operations, as adjusted	$10,912	$8,628	$2,284	26%	$18,405	$13,483	$4,922	37%

Weighted Average Shares Diluted (1)	44,010	38,608	5,402	14%	44,016	37,972	6,044	16%

Diluted Earnings per share from Continuing Operations, as adjusted (1),(2)	$0.25	$0.22	$0.03	14%	$0.42	$0.36	$0.06	17%

(4)	The non-cash stock compensation expense added back includes the one-time charges associated with stock compensation granted in 2004 that vested immediately. Excluded from the add back are recurring expenses that are recognized over a specified vesting period.